Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Leigh J. Abrams, CEO Fred Zinn, President Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS THIRD QUARTER 2008 RESULTS

Company reports diluted EPS of $0.12 on net sales of $124 million for third quarter

White Plains, New York - October 30, 2008 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income of $2.6 million, or $0.12 per diluted share, for the 2008 third quarter, down 77 percent compared to net income of $11.1 million, or $0.50 per diluted share, for the 2007 third quarter.

Net sales in the third quarter of 2008 declined 28 percent to $124 million, from $173 million in last year’s third quarter, despite the July 1, 2008 acquisition of Seating Technology, which added $7 million to third quarter net sales. Drew attributed the year-over-year decline in net sales primarily to an industry-wide decline in production of RVs and manufactured homes.

“The current economic environment continues to be extremely challenging,” said Leigh J. Abrams, Drew’s CEO. “Declining real estate values, lower stock prices, volatile gas prices and the lack of credit have made consumers extremely cautious, which in turn impacts the housing market and purchases of discretionary big-ticket items, such as RVs. In response to slow retail sales, RV manufacturers have significantly reduced their output. Despite these conditions, we have remained profitable throughout 2008.”

Net income for the current nine-month period declined 37 percent to $20.9 million, or $0.95 per diluted share, compared to net income of $33.3 million, or $1.51 per diluted share, for the comparable period last year. Net sales for the nine months ended September 30, 2008 were $434 million, a reduction of 18 percent, compared to $531 million reported for the same period last year.

“With our strong balance sheet and solid cash flow, we continue to pursue expansion opportunities through market share growth and new product introductions,” said Fred Zinn, Drew’s President. “In addition, we are vigorously exploring every possible cost reduction and efficiency improvement, including additional facility consolidations and administrative savings. While we are preserving our ability to grow when our markets eventually recover, our priority today is to be as efficient and cost-conscious as possible in this market.”

As anticipated, higher raw material costs adversely affected Drew’s earnings in the 2008 third quarter. “Although we were able to raise sales prices, and in effect, share the burden of higher steel and aluminum costs with our customers, the net effect was to reduce third quarter earnings by approximately $0.06 to $0.08 per diluted share,” said Zinn. “Our raw material costs have recently declined from their peak levels, largely due to the global economic downturn.

“However, we still have higher-priced raw materials in inventory, which we will be using through early 2009 based on current sales levels. Further, the current prices for some of our key raw materials remain well above prior-year levels. As a result, we expect raw material costs will have an adverse impact on our fourth quarter results, although less than in the third quarter,” Zinn added.

The 2008 third quarter results included a $0.7 million pre-tax loss related to sales of vacant facilities and expenses related to pending litigation that commenced in January 2007. These charges, in aggregate, reduced earnings in the 2008 third quarter by $0.02 per diluted share. In the 2007 third quarter, similar items aggregated pre-tax income of $0.2 million.

Due to the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are typically the weakest, while second and third quarter results are traditionally stronger. The weakness in both industries distorted this historical trend in 2008.

"There is no doubt these are among the most uncertain markets we have faced as a company," said Abrams. "However, we continue to maintain a strong balance sheet, and we continue to grow through selective, strategic acquisitions.  In July 2008, we acquired a patented stabilizing system, as well as a manufacturer of upholstered furniture and bedding for RVs.  These are the latest in a series of acquisitions we’ve completed over the years that have been key factors in our growth, and we continue to focus on finding and successfully integrating acquisitions.  In general, companies with strong balance sheets and the ability to generate cash, such as Drew, are in the best position to quickly take advantage of opportunities which may occur in tough economic times."

As previously announced, David L. Webster will retire as Chairman, President and CEO of Kinro, Inc., Drew’s subsidiary, by December 31, 2008. Jason Lippert will assume responsibility for the operations of Kinro, and will continue as Chairman, President and CEO of Drew’s subsidiary, Lippert Components.

“Under David’s management over the last 30 years, Kinro has realized exceptional growth in sales and profits, while maintaining an outstanding reputation for quality products and excellent service,” said Abrams. “We will miss David’s extraordinary leadership and experience; however we are confident that, under Jason’s leadership, together with the outstanding Kinro management team that David developed during his tenure, Kinro will continue to thrive as a leading supplier to the RV and manufactured housing industries.”

Recreational Vehicle Products Segment
Drew supplies the following components for RVs:
● Windows	● Doors	● Chassis
● Slide-out mechanisms and power units	● Axles	● Bed lifts
● Bath products	● Upholstered furniture	● Bedding
● Electric stabilizer jacks	● Suspension systems	● Leveling systems
● Steps	● Exterior panels	● Ramp doors

In addition, the RV Segment manufactures specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

More than 90 percent of Drew’s RV Segment net sales are components for travel trailer and fifth wheel RVs, with the balance comprised of components for motorhomes, and specialty trailers. In the third quarter of 2008, Drew’s RV Segment represented 69 percent of consolidated net sales, and 54 percent of total segment operating profit.

Drew’s RV Segment reported net sales of $86 million in the third quarter of 2008, a decrease of 33 percent from the $127 million reported in the comparable period in 2007, due to continued RV industry weakness. Excluding sales price increases and sales from acquisitions, segment sales were down 43 percent in the 2008 third quarter.

For the third quarter of 2008, industry wholesale shipments of travel trailers and fifth wheel RVs, Drew’s primary RV market, declined 38 percent year-over-year. Industry wholesale shipments of motorhomes, components for which represent about 5 percent of Drew’s RV Segment net sales, were down 62 percent during this same period. Drew’s RV Segment net sales were also adversely impacted by severe declines in industry shipments of small and medium size boats on the West Coast, for which the Company supplies trailers.

As a result of the continued downturn in industry shipments of small and medium sized boats, during the third quarter of 2008 the Company conducted an impairment analysis on the $11 million of goodwill and other intangible assets related to its marine and leisure operation. The estimated fair value of this operation currently exceeds the book value, thus no impairment has been recorded. However, a continued downturn in this industry or in the profitability of the Company’s marine and leisure operation, could result in a non-cash impairment charge for goodwill and other intangible assets in the future.

“As a result of higher raw material costs flowing through our income statement this quarter, combined with sharply lower industry production levels, the operating profit of our RV Segment declined 73 percent to $4.6 million this quarter, or 5.4 percent of segment net sales,” said Joe Giordano, Drew’s Chief Financial Officer and Treasurer. “This compares to segment operating profit of $17.0 million, or 13.4 percent of segment net sales in the third quarter of 2007. Excluding the effect of sales price increases, our RV Segment net sales declined $47 million, or 37 percent, from the same period last year. The decline in segment operating profit was 26 percent of the decline in net sales, which is higher than we would typically expect, largely due to the impact of increased material costs.”

“With the continuing economic downturn affecting consumer discretionary purchases, we expect that conditions in the RV market will not improve in the coming months,” said Abrams. “While we often compare our results to industry production levels, we also believe the real health of the RV industry is determined by retail demand. Retail sales have been weak in recent months; with August 2008 retail sales of travel trailers and fifth wheel RVs down 26 percent, following a 26 percent decline in July and an 18 percent decline in the six months ended June.”

Through acquisitions, new product introductions and its position as a leading supplier to RV manufacturers, Drew increased its market share, and thus its product content for travel trailers and fifth wheel RVs, to $1,889 per unit for the last 12 months, compared to $1,673 per unit in the prior 12-month period. The Company’s product content for motorhomes was $554 per unit during this period, compared to $403 per unit in the prior 12-month period. Average product content for all types of RVs increased to $1,528 per unit for the last 12 months, compared to $1,295 per unit in the prior 12-month period. The product content for the 12 months ended September 30, 2008 includes historical sales results for acquisitions, under the assumption the acquisitions had been completed at the beginning of that 12-month period.

In July 2008, Lippert Components acquired Seating Technology for $28 million, paid from available cash. For 2007, Seating Technology had net sales of $40 million. “Sales of RV upholstered furniture and bedding this quarter were also affected by the severe declines in industry shipments,” said Jason Lippert. “However, we are working to expand our sales of these products to several RV manufacturers to which we supply other components. We’ve had some early success, and hope to significantly expand our market share for these products in the coming quarters. The upholstered furniture and bedding manufactured by Seating Technology have an outstanding reputation in the RV industry,”

Manufactured Housing Products Segment
Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. Drew’s manufactured housing segment accounted for approximately 31 percent of consolidated net sales, and 46 percent of total segment operating profit in the third quarter of 2008.

Drew reported third quarter net sales of $39 million for its manufactured housing segment, a 17 percent decline from the $46 million in net sales reported in the comparable period in 2007. Industry-wide production of manufactured homes declined 17 percent for July and August combined, while industry-wide production of “floors” or “sections” declined 19 percent for this same period. Industry-wide production for the month of September 2008 is not yet available.

Third quarter manufactured housing segment operating profit declined 3 percent to $3.9 million, from operating profit of $4.0 million in the same period last year. Segment operating profit margin was 10.1 percent of net sales this quarter, compared to 8.8 percent in the same period of last year despite the decrease in net sales. Drew attributed these results partly to the elimination of certain low margin business in 2007, and partly to cost-cutting and efficiency improvements.

“We believe that a manufactured house is the best housing available for its price and quality,” said Abrams. “We expect to see modest growth in the manufactured housing industry once the economy recovers. However, we remain cautious about the near term prospects of all types of housing.”

Balance Sheet and Other Items
At September 30, 2008, total debt was $17 million, down from $27 million at December 31, 2007. The Company had $9 million of cash at September 30, 2008, down from $56 million at December 31, 2007, largely due to the acquisition of Seating Technology, and the Company’s repurchase of 447,400 shares of its Common Stock for an aggregate cost of $8.3 million, or $18.58 per share. Further, inventories increased in 2008 due to both higher raw material costs and increased inventory quantities.

“Inventory levels are up in part because we purchased steel in advance of the August and September cost increases which drove steel costs to record highs,” said Giordano. “However, our present inventory levels are higher than needed based on current RV and manufactured housing industry demand, and accordingly we are working to reduce inventory levels over the upcoming months.”

Accounts receivable remain current, with only 19 days sales outstanding at the end of the quarter. “We continue to monitor our receivables, and work closely with our customers to maintain appropriate credit policies during these difficult times. Although several small RV manufacturers ceased operations in recent months, our accounts receivable losses were not material,” said Giordano.

Capital expenditures, which were $0.9 million this quarter and $3.3 million for the year to date, are expected to aggregate less than $5 million for the full year. Depreciation and amortization, which was $4.5 million in the 2008 third quarter and $12.5 million for the year to date, is expected to aggregate about $17 million for the full year.

Recent Developments
Drew expects its net sales in October 2008 to be about 35 percent below last October, despite the impact of acquisitions. This sales decline reflects the decline in both the RV and manufactured housing industries, which is offsetting the positive effects of the Company’s acquisitions, market share gains and sales of recently introduced products.

"Looking ahead, we expect extremely difficult conditions to persist in the RV industry, as well as continued weakness in the manufactured housing industry," said Zinn.  "That being said, 'the RV market is down but not out,' in the words of the Recreational Vehicle Industry Association. Though RV shipments are forecast to fall in 2008, about 200,000 travel trailers and fifth wheel RVs are expected to be produced this year, and we are focused on increasing our share of that market.  Many families will continue to take vacations, and RVs are still one of the most cost-effective ways to vacation.

“On a bright note, the Company recently received an order to supply certain components for more than 2,500 park model homes being purchased by FEMA. This should result in incremental sales in excess of $5 million through early 2009.

“Manufactured homes also continue to be the best solution for the nation's need for affordable housing, especially as many families adjust their lifestyles to match their current economic situation.  It is also important to remember that our operating management has been through tough times before. Industry-wide shipments of manufactured homes have declined more than 75 percent over the last ten years, but we have remained profitable in our MH Segment.  We remain focused on our long-term success, based on market share growth, new product introductions, acquisitions and operational efficiencies.”

Conference Call
Drew will provide an online, real-time webcast and rebroadcast of its third quarter 2008 earnings conference call on the Company’s website, www.drewindustries.com on Friday, October 31, 2008 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 57507202. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 36 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income, whenever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors as identified in this press release and in our Form 10-K for the year ended December 31, 2007, and in our subsequent Form 10-Qs filed with the SEC.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, a sales decline in either the RV or the manufactured housing industries, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
(In thousands, except per share amounts)	September 30,		September 30,		Last Twelve
	2008	2007	2008	2007	Months

Net sales	$433,945	$530,810	$124,274	$173,410	$571,760
Cost of sales	335,580	402,717	99,292	131,954	443,063
Gross profit	98,365	128,093	24,982	41,456	128,697
Selling, general and administrative expenses	64,026	73,008	20,481	23,253	84,191
Other income	675	707	29	51	675
Operating profit	35,014	55,792	4,530	18,254	45,181
Interest expense, net	602	1,996	323	444	1,221
Income before income taxes	34,412	53,796	4,207	17,810	43,960
Provision for income taxes	13,524	20,512	1,614	6,677	16,589
Net income	$20,888	$33,284	$2,593	$11,133	$27,371

Net income per common share:
Basic	$0.95	$1.52	$0.12	$0.51	$1.25
Diluted	$0.95	$1.51	$0.12	$0.50	$1.24

Weighted average common shares outstanding:
Basic	21,879	21,856	21,702	21,936	21,909
Diluted	22,023	22,089	21,815	22,219	22,076

Depreciation and amortization	$12,534	$13,276	$4,485	$4,335	$16,815
Capital expenditures	$3,274	$7,452	$924	$2,027	$4,592

SEGMENT RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands)	2008	2007	2008	2007

Net sales:
RV Segment	$320,941	$390,193	$85,694	$127,156
MH Segment	113,004	140,617	38,580	46,254
Total	$433,945	$530,810	$124,274	$173,410

Operating Profit:
RV Segment	$31,848	$53,128	$4,598	$17,007
MH Segment	10,989	12,153	3,913	4,047
Total segment operating profit	42,837	65,281	8,511	21,054
Amortization of intangibles	(3,670)	(3,014)	(1,547)	(1,111)
Corporate	(5,714)	(5,801)	(1,747)	(1,884)
Other items	1,561	(674)	(687)	195
Operating profit	$35,014	$55,792	$4,530	$18,254

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31
(In thousands, except ratios)	2008	2007	2007

Current assets
Cash and cash equivalents	$9,185	$43,644	$56,213
Accounts receivable, trade, less allowance	23,874	38,313	15,740
Inventories	107,272	79,225	76,279
Prepaid expenses and other current assets	11,924	13,703	12,702
Total current assets	152,255	174,885	160,934
Fixed assets, net	93,957	105,582	100,616
Goodwill	49,864	39,305	39,547
Other intangible assets	43,099	33,959	32,578
Other assets	6,386	11,380	12,062
Total assets	$345,561	$365,111	$345,737

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$11,797	$11,309	$8,881
Accounts payable, accrued expenses and other current liabilities	55,858	73,412	62,192
Total current liabilities	67,655	84,721	71,073
Long-term indebtedness	5,315	31,328	18,381
Other long-term obligations	5,660	4,876	4,747
Total liabilities	78,630	120,925	94,201
Total stockholders’ equity	266,931	244,186	251,536
Total liabilities and stockholders’ equity	$345,561	$365,111	$345,737

Current ratio	2.3	2.1	2.3
Total indebtedness to stockholders’ equity	0.1	0.2	0.1

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

(In thousands)
	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$20,888	$33,284
Adjustments to reconcile net income to cash flows (used for) provided by operating activities:
Depreciation and amortization	12,534	13,276
Deferred taxes	-	102
(Gain) / loss on disposal of fixed assets	(2,410)	541
Stock-based compensation expense	2,809	1,809
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(6,384)	(19,512)
Inventories	(26,357)	6,165
Prepaid expenses and other assets	115	1,317
Accounts payable, accrued expenses and other liabilities	(4,703)	24,156
Net cash flows (used for) provided by operating activities	(3,508)	61,138

Cash flows from investing activities:
Capital expenditures	(3,274)	(7,452)
Acquisition of businesses	(28,442)	(17,293)
Proceeds from sales of fixed assets	9,800	9,184
Other investments	(3,195)	(34)
Net cash flows used for investing activities	(25,111)	(15,595)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	-	23,797
Repayments under line of credit and other borrowings	(10,150)	(36,840)
Exercise of stock options	74	4,359
Purchase of treasury stock	(8,333)	-
Net cash flows used for financing activities	(18,409)	(8,684)

Net (decrease) increase in cash	(47,028)	36,859
Cash and cash equivalents at beginning of period	56,213	6,785
Cash and cash equivalents at end of period	$9,185	$43,644